Exhibit 99.2

Certain Remarks of Rebecca J. Weber

Urologix, Inc. Teleconference

January 28, 2009

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The decrease in our cash burn [in the second quarter of 2009 as compared to the first quarter of 2009] is a result of an improvement in our days sales outstanding, the improvement noted in our operating margin for the second quarter of fiscal 2009, as well as an increase in our accounts payable. Our days sales outstanding at the end of the second quarter were 40 days, down 8 days when compared to 48 days for the quarter ending September 30, 2008.